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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                           CONTACT:  Jan Sneed
                                                          (212)546-2422
                                                 Cell:    (917) 543-4125


                JULIAN BRODSKY APPOINTED TO GREY GLOBAL GROUP
                              BOARD OF DIRECTORS

New York, New York, April 19, 2004.....Grey Global Group (NASDAQ: Grey)
today announced the appointment of Julian A. Brodsky to the Grey Global Group Board of Directors. Mr. Brodsky currently serves as Vice Chairman of Comcast Corporation, the largest cable company in the United States. His appointment to the Grey Board fills the vacancy created by the term expiration of Mark N. Kaplan.

Julian A. Brodsky is a Founder, Director and Vice Chairman of Comcast Corporation. Prior to his election to Vice Chairman, Mr. Brodsky served as Senior Vice President and Chief Financial Officer of Comcast. He also serves as Chairman of Comcast Interactive Capital Group, an in-house venture capital fund.

Mr. Brodsky has been elected to the Cable Television Hall of Fame and the Pennsylvania Cable and Telecommunications Association Hall of Fame and has received the National Cable Television Association's Distinguished Vanguard Award.

Mr. Brodsky is a Trustee of the Philadelphia Museum of Art, a Director of the RBB Fund, Inc., a mutual fund, and Amdocs Limited, and serves on the Boards of The Cable Center and the Philadelphia Chamber Music Society. He is a Certified Public Accountant and was graduated from the Wharton School of Finance and Commerce of the University of Pennsylvania.



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GGG Board/Julian Brodsky
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Grey Global Group ranks among the largest global communications companies in the world. Grey Global Group operates branded independent business units in many communications disciplines including general advertising, public relations/public affairs, direct marketing, internet communications, healthcare marketing, brand strategy and design, and on-line and off-line media services.

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